Exhibit 10.58

April 30, 2002

Lawrence M. Blatt

2176 Riverside Lane

Boulder, CO 80304

Dear Larry:

On behalf of InterMune, Inc. (The “Company”), we are pleased to offer you the position of Vice President, Biopharmacology Research, reporting to President & CEO, W. Scott Harkonen, MD.

The terms of your employment will be as follows:

You will receive a base salary of $19,375.00 per month, paid on a semi-monthly basis.  The Company will choose and retain a relocation company to provide you with the following services: area orientation, full packing services, pick-up and delivery, household goods transportation, transport of (1) automobile, storage in transit for 30 days and $75,000 full value protection.  The relocation expenses will be paid by the Company and is subject to repayment in full if your employment terminates before one year.  In addition, the Company will provide you with a one-time payment of $25,000 (plus tax gross up) to be paid one week after start date for miscellaneous relocation expenses.    As a full-time employee of the Company, you will be eligible for the Company’s standard benefits package including medical and dental as well as the employee stock purchase program, 401K Retirement Plan and our Flexible Spending Plan.  Your position is exempt, and you will not be eligible for overtime.

The Company will also provide to you a loan in the amount of $250,000.  The term of the loan will be for five (5) years, and the other terms and conditions of this loan will be governed by a loan agreement.  We understand that you may enter into a bridge loan with a bank for the sale of your existing property, and the Company will be pleased to sign as a guarantor of such loan.

Subject to approval of the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase 80,000 shares of the Company’s common stock. Your right to exercise the shares of this option will be subject to a vesting schedule, such that 80,000 shares of your option will be fully vested at the end of four years completed employment. The grant will be made by the Compensation Committee of the Company’s Board of Directors at its next meeting after your first day of employment.  The exercise price will be the same as the closing price of the Company’s Common Stock on the Nasdaq Exchange on the day before the meeting. Your vesting will begin on your first day of your employment with us; however, it is subject to a one-year cliff. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Inventions Agreement.  In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or proprietary material or processes of any previous employer.  Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

This offer remains open through end of the day on May 1, 2002.  Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement shall be the terms of your employment, superseding and terminating any other employment agreements or understandings with InterMune, whether written or oral.  Any additions or modifications of these terms must be in writing and signed by you and an officer of the

Company.  Your anticipated start date will be May 3, 2002

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you.  We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please accept this offer by signing and returning the enclosed duplicate original of this letter to me.  If you have any questions, please call me or Mireya Ono in the office.

Very truly yours,

/s/ W. Scott Harkonen

W. Scott Harkonen, MD President & CEO

UNDERSTOOD AND ACCEPTED:

/s/ Lawrence M. Blatt	May 1, 2002
Lawrence M. Blatt	Date